EXHIBIT 21.1

Subsidiaries of

Constellation Energy Resources LLC

CEP Cherokee Basin LLC

Robinson’s Bend II Marketing, LLC

Robinson’s Bend II Operating, LLC

Robinson’s Bend II Production, LLC